ASSET PURCHASE AGREEMENT, entered into on May 28, 2003 (the "Execution Date") but effective as of the close of business on April 30, 2003 (the "Effective Date") (the "Agreement"), by and among AIA-DCAP CORP., a Pennsylvania corporation ("Purchaser"), DCAP GROUP, INC., a Delaware corporation ("Parent"), and AIA ACQUISITION CORP., a Pennsylvania corporation ("Seller").

                                    RECITALS

     Seller is engaged in the following businesses: (i) retail automotive, commercial, homeowners, and life and heath insurance brokerage; (ii) roadside assistance; and (iii) tag and title services (collectively, the "Business").

     Seller desires to sell, and Purchaser desires to purchase, substantially all of Seller's assets on the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the recitals and the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

1.1 Sale of Assets. At the Closing (as hereinafter defined), upon and subject to the terms and conditions of this Agreement, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser all of its right, title and interest in and to all of its assets, properties and rights (other than the Excluded Assets, as hereinafter defined) (collectively, the "Assets"), free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever (collectively, "Liens").

     1.1.1 Included Assets. The Assets shall include, without limitation, all of Seller's right, title and interest in and to the following:

          (a) all fixed assets, including, without limitation, machinery and equipment, supplies, computer hardware, electronic data processing equipment, furniture, vehicles, and all other personal property, of every kind and nature whatsoever, owned by Seller on the Closing Date (collectively, "Personal Property"), wherever located, including, without limitation, the Personal Property set forth on Schedule 2.15 attached hereto;

          (b) except to the extent constituting Excluded Assets, all Accounts (as such term is defined in the Uniform Commercial Code of the State of New York (the "UCC")), including, without limitation, commissions and fees receivable;

          (c)  all  prepaid  expenses,   advances  and  deposits  (collectively,
               "Prepaid Expenses");

          (d) all rights of Seller under contracts, agreements, leases, arrangements, commitments, understandings and obligations
               (collectively, "Contracts"), including, without limitation, the Contracts listed and described on Schedule 2.14 attached hereto and including, without limitation, Seller's rights under and with respect to nondisclosure, noncompetition, and other restrictive covenant provisions thereunder, and all rights to receive renewal commissions (other than the Excluded Commissions (as hereinafter defined));

          (e) to the extent transferable, all rights of Seller under all permits, licenses, orders, franchises, certificates, registrations and approvals (collectively, "Permits") from all Federal, state and local governmental and other regulatory bodies (collectively, "Bodies"), including, without limitation, the Permits set forth on Schedule 2.16 attached hereto;

          (f) all inventions, patents, trademarks, service marks, copyrights, trade dress, logos, trade names, corporate names, trade secrets, confidential business information (including, without limitation, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), computer software, domain names, URLs, websites, other proprietary rights, all applications relating to the registration of any of the foregoing, and all other rights and interests related to intellectual property, all copies and tangible embodiments thereof, in whatever form or medium, including the exclusive right to use any trade name under which Seller operates the Business and any derivative thereof, all goodwill associated therewith and with the Business, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions (collectively, "Intellectual Property"), including, without limitation, the Intellectual Property set forth on Schedule 2.11 attached hereto;

          (g) all of Seller's purchase, marketing and sales records, supplier records, lists and other documents, files, manuals and records, correspondence, customer and supplier lists, customer data, production records, employment records, and any confidential information which has been reduced to writing, wherever located, with respect to, or in connection with, Seller or the Business;

          (h) all of Seller's rights and choses in action, including, without limitation, all rights under express or implied warranties from suppliers and vendors with respect to the Business and all rights to receive insurance proceeds;

          (i) all written technical information, data, specifications, research and development information, engineering drawings and operating and maintenance manuals;

          (j) all of Seller's goodwill associated with the Business, including Seller's right to use its trade name and trade styles, and telephone and fax numbers, together with any and all variants and derivatives thereof, including, without limitation, the names "Atlantic Insurance Agency," "Lowest 1 Agency" and "Pennstone Agency;"

          (k)  all other intangible assets;

          (l) all information, files, books, records, data, plans, and recorded knowledge related to the foregoing (collectively, "Books and Records");

          (m)  all proceeds and products of each of the foregoing; and

          (n)  all other assets of Seller (other than the Excluded Assets).

     1.1.2 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include any of the following (collectively, the "Excluded Assets"):

          (a)  Seller's rights under this Agreement;

          (b)  Seller's minute books;

          (c)  Seller's franchise to be a corporation;

          (d)  all cash and cash equivalents;

          (e) Seller's rights with respect to the real property owned by it, as set forth on Schedule 2.13 attached hereto; and

          (f) all rights to renewal commissions payable during the one year period following the Closing with respect to the operations of the Excluded Store (as hereinafter defined), net of cancellations (the "Excluded Commissions").

     1.1.3 Third Party Consents. To the extent that Seller's rights under any Contract, Permit or other Asset to be assigned to Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's rights in and to the Asset in question so that Purchaser would not in effect acquire the benefit of all such rights (including, without limitation, with regard to tag and title services as hereinafter provided), Seller, to the maximum extent permitted by law and the Asset, shall act after the Closing as Purchaser's agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Asset, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser. The foregoing shall not be construed to limit or modify any of the conditions precedent to Purchaser's obligation to consummate the transactions contemplated hereby pursuant to the provisions of Article V hereof.

     1.1.4 Books and Records. Seller shall be entitled to keep copies of such of the Books and Records as are necessary for tax and other governmental compliance purposes, subject to the restrictions set forth in the Restrictive Covenant Agreements (as hereinafter defined).

1.2 Purchase of Assets. At the Closing, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, Purchaser shall purchase the Assets from Seller in consideration for the Purchase Price (as hereinafter defined).

1.3 Purchase Price.

     1.3.1 Purchase Price. The purchase price for the Assets (the "Purchase Price") shall be the sum of (a) a number of shares of Series A Preferred Stock of Parent (the "Series A Preferred Stock") as calculated pursuant to the provisions of Section 1.3.2 hereof; and (b) the Additional Consideration (as hereinafter defined). The Series A Preferred Stock shall have the powers, preferences, rights, qualifications, limitations and restrictions set forth in the form of Certificate of Designations of Preferred Stock attached hereto as
Exhibit 1.3.1 (the "Certificate of Designations").

     1.3.2 Series A Preferred Stock. The number of shares of Series A Preferred Stock to be issued to Seller hereunder shall equal

          (a)  the sum of

               (i)  sixty-nine percent (69%) of the lesser of

                    (A)(I) $1,140,126 (which represents Seller's commission income for the twelve months ended March 31, 2002, as set forth in Seller's unaudited financial statements for such period), less (II) $49,651 (which represents the commission income for such period attributable to the operations of Seller's store located at 7001 Elmwood Avenue, Philadelphia, Pennsylvania (the "Excluded Store")), or

                    (B)(I) $1,105,176 (which represents Seller's commission income for the year ended December 31, 2002 ("Fiscal 2002") as set forth in the Audited Financial Statements (as hereinafter defined), less (II) $36,123 (which represents the commission income attributable to the operations of the

                    Excluded Store for Fiscal 2002), calculated in a manner consistent with the calculation of commission income for the twelve month period ended March 31, 2002;

               (ii) Collected Receivables (as hereinafter defined) determined pursuant to the provisions of Section 1.3.4 hereof; and

               (iii) Seller's Prepaid Expenses as of the Closing, as determined pursuant to the provisions of Section 1.3.4 hereof (the sum of (i), (ii) and (iii) being rounded to the nearest one thousand dollars ($1,000)), divided by

          (b) one thousand (1,000).

     1.3.3 Additional Consideration. For each twelve (12) month period (the "Applicable 12 Month Period") during the period commencing on the Closing Date and ending on the day immediately preceding the five (5) year anniversary thereof (the "Five Year Period"), Purchaser shall pay to Seller an amount in cash (collectively, the "Additional Consideration") equal to the difference between (a) the combined EBITDA (as hereinafter defined) of the Current AIA/BSC Operation (as hereinafter defined) for such Applicable 12 Month Period and (b) $615,000 (the "Threshold"); provided, however, that the foregoing shall be subject to the following:

          (i) The maximum amount payable to Seller with respect to any Applicable 12 Month Period shall be $67,000.

          (ii) The maximum aggregate amount payable under this Section 1.3.3 shall be $335,000.

          (iii) Any excess EBITDA for any Applicable 12 Month Period shall not be carried over and credited to Seller for any subsequent Applicable 12 Month Period.

          (iv) In the event that any particular store within the Current AIA/BSC Operation is sold (whether through a sale of assets, including its book of business, stock, merger, consolidation or otherwise) ("Sale" or "Sold") or closed (a "Discontinued Store") during the Five Year Period, the Threshold shall be adjusted upward or downward as follows:

               (A) if, during the twelve (12) month period ending on the last day of the calendar month immediately preceding the Sale or closure (the "Preceding 12 Month Period"), the Discontinued Store had positive EBITDA, then the Threshold for the Applicable 12 Month Period during which the Sale or closure occurred shall be reduced by a dollar amount equal to (I) the EBITDA of the
               Discontinued Store for the Preceding 12 Month Period (the "Preceding Period EBITDA"), multiplied by (II) a fraction, the numerator of which shall be the number of calendar months from the last day of the Preceding 12 Month Period to the last day of the Applicable 12 Month Period during which the Sale or closure occurred, and the denominator of which shall be 12 (the "Remaining Anticipated EBITDA");

               (B) if the Preceding Period EBITDA was negative, then the Threshold for the Applicable 12 Month Period during which the Sale or closure occurred shall be increased by the negative Remaining Anticipated EBITDA;

               (C) in either event, for purposes of computing the EBITDA of the Discontinued Store in connection with the computation of the EBITDA for the Current AIA/BSC Operation, the Sale or closure shall be deemed to have occurred on the last day of the Preceding 12 Month Period; and

               (D) the Threshold for each subsequent Applicable 12 Month period shall be reduced by a dollar amount equal to the Preceding Period EBITDA, if positive, or increased by a dollar amount equal to the Preceding Period EBITDA, if negative.

     As an illustration of the foregoing, assuming that (w) an Applicable 12 Month Period ends April 30, 2005, (x) a store is sold on September 15, 2004, (y) the EBITDA for the Discontinued Store for the 12 months ended August 31, 2004 is $60,000, and (z) the EBITDA for the Discontinued Store for the four months ended August 31, 2004 is $10,000, then (a) the Sale will be deemed to have occurred on August 31, 2004; (b) the EBITDA for the Discontinued Store of $10,000 for the four months ended August 31, 2004 will be utilized in the computation of the EBITDA for the Current AIA/BSC Operation for the Applicable 12 Month Period ended April 30, 2005; (c) the Threshold for the Applicable 12 Month Period ended April 30, 2005 will be $575,000 ($615,000 - (8/12) $60,000); and (d) the
Threshold for the Applicable 12 Month Period ended April 30, 2006 and thereafter will be $555,000 ($615,000 - $60,000).

          (vi) In the event that the entire Current AIA/BSC Operation is Sold and/or closed (in one or more transactions) during the Five Year Period and the Sale and/or closure results in a net profit for financial reporting purposes (the "Profit"), then, in lieu of any further amounts to which Seller would be entitled under this Section 1.3.3, Seller shall be entitled to receive from Purchaser an amount equal to the lesser of (A) such additional amount as would have been payable to Seller under this Section 1.3.3 had the average annualized amount paid or payable to Seller hereunder with respect to the calendar year(s) immediately preceding the date of Sale or closure continued until the end of the Five Year Period or (B) the Profit. In the event that the entire Current AIA/BSC Operation is Sold and/or closed (in one or more transactions) during the Five Year Period and the Sale and/or closure does not result in a Profit, no further amounts shall be payable under this Section 1.3.3. As an illustration of the foregoing, assuming that (x) the Closing of this Agreement occurs at the close of business on April 30, 2003, (y) the entire AIA/BSC Operation is Sold on July 15, 2006 for a Profit of $100,000 and (z) the average annualized amount paid or payable to Seller under this Section 1.3.3 for calendar years 2003, 2004 and 2005 was $60,000 ($40,000 for the eight months in

2003  (annualized  to $60,000);  $55,000 for 2004;  and $65,000 for 2005),  then
Seller shall be entitled to receive $100,000 hereunder (representing the Profit) since such amount would be less than the amount otherwise payable ($140,000, calculated by assuming that the average annualized amount of $60,000 would have been paid for each of the full calendar years of 2006 and 2007 and the pro rata amount of $20,000 would have been paid for the four months in 2008).

          (vii) For purposes hereof, the following terms shall have the following meanings:

               (A)  "EBITDA"  shall  mean  earnings  before   interest,   taxes,
depreciation and amortization as determined on a stand-alone basis in accordance with generally accepted accounting principles.

               (B) "Current AIA/BSC Operation" shall mean the combined operation of the six (6) stores currently being operated by Seller (exclusive of the operation of the Excluded Store) and the twenty (20) stores currently being operated by Barry Scott Companies, Inc., an indirect wholly-owned subsidiary of Parent ("BSC"), and/or its direct or indirect subsidiaries. Any additional stores opened after the date hereof by Seller and/or BSC and/or their respective subsidiaries shall not be considered part of the Current AIA/BSC Operation.

     1.3.4 Prepaid Expenses; Collected Receivables; Special Receivables.

          (a) No later than three (3) months following the Closing Date, Purchaser shall deliver to Seller a statement (the "Prepaid Expenses Statement") setting forth in reasonable detail Purchaser's calculation of Seller's Prepaid Expenses as of the Closing.

          (b) No later than three (3) months following the Closing Date, Purchaser shall deliver to Seller a statement (the "Receivables Statement") setting forth a list of all accounts receivable of Seller as of the Closing (the "Closing Accounts") that, as of the two (2) month anniversary of the Closing, had been collected by Purchaser ("Collected Receivables") or were uncollected ("Uncollected Receivables").

          (c) Any Uncollected Receivables shall remain the property of Purchaser, and Seller shall have no rights with respect thereto; provided, however, that any Uncollected Receivables that are payable on an annual basis in arrears ("Special Receivables") shall revert to Seller on a pro rata basis, i.e., to the extent the Special Receivable relates to the period commencing with the beginning accrual date thereof and ending with the Closing Date (the "Allocable Portion"). Purchaser shall execute and deliver to Seller all instruments as shall be reasonably necessary to effectively vest in Seller all of the right, title and interest of Purchaser with respect to the Allocable Portion of any Special Receivables, without representation or recourse.

     1.3.5 Payment of Purchase Price.

          (a) Promptly following Purchaser's delivery of the Prepaid Expenses Statement and the Receivables Statement, subject to the terms and conditions hereof, Parent shall deliver to

Seller, on account of the Purchase Price, a certificate representing the number of shares of Series A Preferred Stock calculated in accordance with the provisions of Section 1.3.2 hereof.

          (b) The Additional Consideration shall be paid on an annual basis within ninety (90) days following the end of each Applicable 12 Month Period. Each payment shall be accompanied by a statement that sets forth in reasonable detail the calculation of the amount thereof.

     1.3.6 Disputes.

          (a) In the event Seller disputes Purchaser's calculation of Prepaid Expenses, Collected Receivables, EBITDA and/or the Threshold, it shall so notify Purchaser within ten (10) days of its receipt of Purchaser's statement with respect thereto and, if the parties are unable to resolve such dispute within ten (10) days thereafter, such dispute shall be submitted to an independent accounting firm that is mutually acceptable to Purchaser and Seller (an "Independent Accountant") which shall resolve the dispute within thirty (30) days thereafter. The decision of the Independent Accountant as to Prepaid Expenses, Collected Receivables, EBITDA and/or the Threshold shall be final and binding upon the parties. The expense of the Independent Accountant shall be borne by Purchaser, on the one hand, and Seller, on the other hand, in proportion to the relative differences between (i) the final position of the parties prior to submission of the matter to the Independent Accountant and (ii) the determination of the Independent Accountant.

          (b) Each of Purchaser and Seller shall make available to the other on reasonable notice during normal business hours such of its respective Books and Records as shall be reasonably required in order for such party to verify the calculations of the amounts provided for herein.

     1.3.7 Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets acquired hereunder in accordance with Schedule 1.3.7 hereof. It is agreed that the apportionments set forth on Schedule 1.3.7 have been arrived at by arm's length negotiation and properly reflect the respective fair market values of the Assets. Seller and Purchaser each hereby covenants and agrees that it will not take a position on any income tax return, before any governmental agency charged with the collection of any income tax, or in any judicial proceeding that is in any way inconsistent with the terms of this Section 1.3.7 or Schedule 1.3.7.

1.4 Assumption of Liabilities.

     1.4.1 No Assumption of Liabilities. It is expressly understood and agreed that, except for the Assumed Obligations (as hereinafter defined), in no event shall Purchaser assume or agree to pay or incur any liability or obligation under this Agreement, including, without limitation, under this Section 1.4, or otherwise, in respect of any liability or obligation of Seller including, without limitation, the following:

          (a) any liability based on tortious or illegal conduct, regardless of when made or asserted, which arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by Seller, or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, in connection with any service performed or product sold by or on behalf of Seller, or any claim seeking recovery for consequential or special damage or lost revenue or income;

          (b) any liability or obligation to creditors, lenders, customers, vendors or suppliers, or others with whom Seller has a business relationship, whether pursuant to a Contract or otherwise;

          (c)  any  liability  or   obligation  to  any  officer,   director  or
stockholder of Seller;

          (d) any liability or obligation with respect to, or in connection with, the Excluded Assets;

          (e) any liability or obligation with regard to any federal, state, local or foreign income or other tax, including without limitation, any interest or penalties thereon, (i) payable with respect to the Business, Seller or the Assets or (ii) incident to or arising as a consequence of the negotiation or consummation by Seller of this Agreement and the transactions contemplated hereby;

          (f) any liability or obligation to or in connection with any employees, agents or independent contractors of Seller, whether or not employed by Seller or Purchaser after the Closing, or under any benefit arrangement with respect thereto;

          (g) any liability or obligation under any Contract pursuant to which Seller has acquired or is to acquire any assets or properties;

          (h) any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of counsel, accountants, advisors and other experts; and/or

          (i) any other liability or obligation of Seller, whether absolute or contingent.

     1.4.2 Assumed Liabilities. As of the Closing, Purchaser shall assume and agree to discharge only those obligations arising after the Closing Date under the Contracts described in Schedule 1.4.2 attached hereto, except that Purchaser shall not assume any obligation or liability to the extent that it arises out of or relates to, directly or indirectly, any action or inaction of Seller on or prior to the Closing Date (the "Assumed Obligations").

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller makes the following representations and warranties to Purchaser as of the Execution Date and the Effective Date, each of which shall be deemed material, and Purchaser, in executing, delivering and consummating this Agreement, has relied upon the correctness and completeness of each of such representations and warranties:

2.1 Valid Corporate Existence; Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Seller has the corporate power and authority to carry on the Business as now conducted and to own the Assets. Seller is not required to qualify as a foreign corporation in any jurisdiction in order to own the Assets or to carry on the Business as now conducted, and there has not been any claim by any jurisdiction to the effect that Seller is required to qualify or otherwise be authorized to do business as a foreign corporation therein. The copies of Seller's Certificate of Incorporation, as amended to date (certified by the Secretary of the Commonwealth of Pennsylvania), and Seller's By-Laws, as amended to date (certified by Seller's Secretary), which have been delivered to Purchaser or its counsel, are true and complete copies of those documents as in effect on the date hereof. The minute books of Seller, copies of which have been delivered to Purchaser or its counsel, contain accurate records of all meetings of its Board of Directors, any committees thereof and stockholders since Seller's incorporation, and accurately reflect all transactions referred to therein.

2.2 Capitalization. The authorized capital stock of Seller consists of 20,000 shares of Common Stock, all of which are presently issued and outstanding and owned beneficially and of record by the persons set forth on Schedule 2.2 attached hereto. All of such issued and outstanding shares are duly authorized, validly issued, fully paid and nonassessable. There are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which Seller is a party, or by which it is bound, calling for the issuance, transfer, sale or other disposition of any class of securities of Seller and there are no outstanding securities of Seller convertible into or exchangeable for, actually or contingently, shares of Common Stock or any other securities of Seller.

2.3 Subsidiaries. Seller has not made any investment in, and does not own, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership, limited liability company or other business entity.

2.4 Consents. Schedule 2.4 attached hereto sets forth a true and complete list of all consents of governmental and other regulatory agencies, foreign or domestic, and of other parties required to be received by or on the part of Seller to enable it to enter into and carry out this Agreement and the transactions contemplated hereby, including, without limitation, the transfer to Purchaser of all of Seller's right, title and interest in and to the Assets. All such requisite consents have been, or prior to the Closing will have been, obtained.

2.5 Authority; Binding Nature of Agreement. Seller has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and stockholders of Seller and no other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Seller and is enforceable in accordance with its terms.

2.6 Financial Statements. The unaudited financial statements of Seller for the twelve (12) month period ended March 31, 2002, and the audited financial statements of Seller as of December 31, 2002 and for the year then ended (the "Audited Financial Statements"), copies of which are attached hereto as Schedule 2.6, (i) are true, correct and complete, (ii) are in accordance with the books and records of Seller, (iii) fairly present the financial position of Seller as of such dates and the results of operations and cash flows of Seller for such years and period, and (iv) were prepared in conformity with generally accepted accounting principles consistently applied throughout the periods covered thereby. The Audited Financial Statements have been audited by A.W. Guthman & Company, Certified Public Accountants, whose report thereon is included therein. The commission income figures for the Excluded Store, as set forth in Section
1.3.2 hereof, are (i) are true, correct and complete, (ii) are in accordance with the books and records of Seller, and (iii) were prepared in conformity with generally accepted accounting principles consistently applied throughout the periods covered thereby.

2.7 Liabilities. As of December 31, 2002 (the "Balance Sheet Date"), Seller had no debts, liabilities or obligations, contingent or absolute, inchoate or otherwise, other than those debts, liabilities and obligations reflected or reserved against in Seller's balance sheet at the Balance Sheet Date (the "Balance Sheet"), and, to Seller's knowledge, there was no basis for the assertion against Seller of any liability or obligation not so reflected or reserved against therein.

2.8 Actions Since the Balance Sheet Date. Since the Balance Sheet Date, except as set forth in Schedule 2.8 attached hereto, Seller has not: (i) incurred any material obligation or liability, absolute or contingent, inchoate or otherwise;
(ii) made any wage or salary increases, granted any bonuses or modified any compensation arrangement; (iii) mortgaged, pledged or subjected to any Lien any of the Assets, or permitted any of the Assets to be subjected to any Lien; (iv) sold, assigned or transferred any of the Assets, except in the ordinary and usual course of business consistent with past practice; or (v) other than this Agreement and the transactions contemplated hereby, entered into any transaction, agreement or course of conduct, took any action, or made any commitment not in the ordinary and usual course of business and consistent with past practice.

2.9 Adverse Developments. Since the Balance Sheet Date, there have been no material adverse changes in the Assets or Business of Seller, there has been no act or omission on the part of Seller or others which would form the basis for the assertion against Seller of any material liability or obligation, no other event has occurred which could be reasonably expected to have a materially adverse effect upon the Assets or Business, and Seller does not know of any development or threatened development of a nature which could be reasonably expected to have a materially adverse effect upon the Assets or Business.

2.10 Taxes. All taxes, including, without limitation, income, property, sales, use, utility, franchise, capital stock, excise, value added, employees' withholding, social security and unemployment taxes imposed by the United States, any state, locality or any foreign country, or by any other taxing authority, which have or may become due or payable by Seller, and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately provided for by reserves shown in its books of account; all deposits required by law to be made by Seller or with respect to estimated income, franchise and employees' withholding taxes have been duly made; and all tax returns, including estimated tax returns, required to be filed have been duly and timely filed. No sales or use taxes are required to be collected in connection with the operation of the Business.

2.11 Intellectual Property. Schedule 2.11 sets forth a true and complete list and brief description of each item of Intellectual Property owned or used by Seller in connection with the Business. Seller owns or has the right to use pursuant to law, license, sublicense, agreement, or permission all Intellectual Property, including any trademark, trade name, domain name and web site, necessary for the operation of the Business as presently conducted and as proposed to be conducted. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing hereunder will be owned or available for use by Purchaser on identical terms and conditions immediately subsequent to the Closing. Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Seller has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation, including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party. To the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Seller. Seller has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses. Except as set forth on Schedule 2.11, Seller (a) has not licensed or granted to any person or entity (collectively, "Person") rights of any nature to use any Intellectual Property and (b) does not pay, and is not obligated to pay, royalties to any Person for use of any Intellectual Property.

2.12  Litigation;  Claims;  Compliance  with Law.  (a)  Except as  described  in
Schedule 2.12(a) attached hereto, there are no actions, suits, proceedings or governmental investigations (collectively, "Actions") relating to Seller or any of the Assets or Business pending or, to the knowledge of Seller, threatened, or any order, injunction, judgment, award or decree (collectively, "Decree") outstanding, against Seller or against or relating to any of the Assets or Business; and, to Seller's knowledge, there exists no basis for any such Action or Decree which would have a material adverse effect on the Assets or Business.

          (b) Schedule 2.12(b) attached hereto sets forth for Seller for the current year and each of the preceding three (3) years a statement describing each claim made by a third party against Seller or with respect to the Business or the Assets, whether or not such claim was submitted to Seller's insurance carrier, including (i) the name of the claimant; (ii) the amount and a description of the claim and (iii) the resolution of the claim.

          (c) Seller is not in violation of any law, regulation, ordinance, Decree, or other requirement of any governmental or other regulatory body, court or arbitrator relating to the Assets or Business, the violation of which would have a material adverse effect on the Assets or Business.

2.13 Real Property. Schedule 2.13 attached hereto sets forth a brief description of all real properties which are owned by, or leased to, Seller and the terms of the respective leases, including the identity of the lessor, the rental rate and other charges, and the term of the lease. The real property leases described in Schedule 2.13 that relate to the leased properties described therein are in full force and effect and all amounts payable thereunder have been paid. All uses of such real properties by Seller conform in all material respects to the terms of the leases relating thereto and conform in all material respects to all applicable building and zoning ordinances, laws and regulations. None of such leases may be expected to result in the expenditure of material sums for the restoration of the premises upon the expiration of their respective terms.

2.14 Agreements and Obligations; Performance. Except as listed and briefly described in Schedule 2.14 attached hereto (the "Listed Agreements"), Seller is not party to, or bound by, any: (i) written or oral Contract, which involves aggregate payments or receipts in excess of $5,000 that cannot be terminated at will without penalty or premium or any continuing obligation or liability; (ii) Contract of any kind with any officer, director or stockholder; (iii) Contract which is violation of applicable law; (iv) Contract for the purchase, sale or lease of any equipment, materials, products, supplies or services which contains, or which commits or will commit it for, a fixed term; (v) Contract of employment with any officer or employee not terminable at will without penalty or premium or any continuing obligation or liability; (vi) deferred compensation, bonus or incentive plan or Contract not cancellable at will without penalty or premium or any continuing obligation or liability; (vii) management or consulting Contract not terminable at will without penalty or premium or any continuing obligation or liability; (viii) license or royalty Contract; (ix) Contract relating to indebtedness for borrowed money; (x) union or other collective bargaining Contract; (xi) Contract which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby; (xii) Contract containing covenants limiting the freedom of Seller to engage or compete in any line or business or with any Person in any geographical area; (xiii) Contract that contains a restrictive covenant on the part of Seller or another party thereto; (xiv) Contract or option relating to the acquisition or sale of any business; (xv) option for the purchase of any asset, tangible or intangible; or (xvi) other Contract which materially affects any of the Assets or Business, whether directly or indirectly, or which was entered into other than in the ordinary and usual course of business consistent with past practice. A true and correct copy of each of the written Listed Agreements has been delivered to Purchaser or its counsel. Seller has in all material respects performed all obligations required to be performed by it to date under all of the Listed Agreements, is not in default in any material respect under any of the Listed Agreements and has received no notice of any dispute, default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn. Seller does not know of any material default under any of the Listed Agreements by any other party thereto or by any other Person bound thereunder. Except as set forth on Schedule 2.14 attached hereto, each of the Listed Agreements is freely assignable to Purchaser.

2.15 Ownership and Condition of Assets. (a) Seller owns outright, and has good and marketable title to, all of the Assets (including all assets reflected in the Balance Sheet), free and clear of all Liens. The Assets constitute all assets necessary to permit Seller to conduct the Business as now conducted. None of the Assets to be transferred hereunder are subject to any restriction with regard to transferability. There are no Contracts with any Person to acquire any of the Assets or any rights or interest therein.

          (b) All machinery, equipment and other Personal Property used by Seller in the conduct of the Business are in good operating condition, ordinary wear and tear excepted.

2.16 Permits and Licenses. Schedule 2.16 attached hereto sets forth a true and complete list of all Permits from all Bodies held by Seller. Seller has all Permits of all Bodies required to carry on the Business as presently conducted and to offer and sell its services and products; all such Permits are in full force and effect, and, to the knowledge of Seller, no suspension or cancellation of any of such Permits is threatened; and Seller is in compliance in all material respects with all requirements, standards and procedures of the Bodies which have issued such Permits.

2.17 Occupational Heath and Safety and Environmental Matters. Seller has all Permits from all Bodies relating to occupational health and safety or environmental matters to lawfully conduct the Business. There is no litigation, investigation or other proceeding pending or, to the knowledge of Seller, threatened or known to be contemplated by any Body in respect of or relating to the Business or the Assets with respect to occupational health and safety or environmental matters. All operations of the Business have been conducted in compliance with all, and Seller is not liable in any respect for any violation of any, applicable federal, state or local laws or regulations pertaining to occupational health and safety and/or environmental matters, including, without limitation, those relating to the emission, discharge, storage, release or disposal of pollutants, contaminants, hazardous, noxious or toxic materials or wastes ("Materials of Environmental Concern") into ambient air, surface water, ground water or land surface or sub-surface strata or otherwise relating to the manufacture, processing, distribution, use, handling, disposal or transport of Materials of Environmental Concern. Seller has not received any notice of a possible claim or citation against or in respect of any real property owned or leased by Seller, the Assets or the Business relating to occupational health and safety or environmental matters and Seller is not aware of any basis for any such claim or action.

2.18 Interest in Assets. No Person other than Seller owns any property or rights, tangible or intangible, used in or related, directly or indirectly, to the Business.

2.19 Compensation Information. Schedule 2.19 attached hereto contains a true and complete list of the names and current salary rates of, bonus commitments to, and other compensatory arrangements with, all present officers and employees of, and independent contractors to, Seller.

2.20 Employee Benefit Plans.

          (a) Schedules 2.20 (a), (b) and (c) attached hereto include a list of all of the "pension" and "welfare" benefit plans (within the respective meanings of Sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ["ERISA"]), maintained by Seller or to which it makes employer contributions with respect to its employees (collectively, the "Employee Benefit Plans"), a complete and correct copy of each of which has been delivered to Purchaser.


          (b) All of the pension and profit sharing plans maintained by Seller (herein collectively referred to as the "Pension Plans") are listed in Schedule 2.20(a).

          (c) All of the pension plans not maintained by Seller but to which it makes employer contributions with respect to its employees (herein collectively referred to as the "Other Pension Plans"), are listed in Schedule 2.20(b). Each of the Other Pension Plans is a "multiemployer plan" (within the meaning of section 3(37) of ERISA), but Seller is not a "substantial employer" (within the meaning of section 4001(a)(2) of ERISA) with respect to any of the Other Pension Plans.

          (d) All of the welfare plans maintained by Seller or to which it makes employer contributions with respect to its employees (herein collectively referred to as the "Welfare Plans") are listed in Schedule 2.20(c).

          (e) There are no Actions pending or, to the knowledge of Seller, threatened, and Seller has no knowledge of any facts which could give rise to any actions, suits or claims against any of the Pension Plans, or (with respect to the participation of Seller therein) against any of the Other Pension or Welfare Plans, or against Seller with respect to any thereof.

          (f) Seller has performed in all material respects all obligations required to be performed under each Employee Benefit Plan, and each Employee Benefit Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws.

          (g) There are no vested and unfunded benefits under any of the Employee Benefit Plans.

2.21 No Breach. Neither the execution and delivery of this Agreement by Seller nor compliance by Seller with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

          (a) violate or conflict with any provision of the Articles of Incorporation or By-laws of Seller;

          (b) violate or, alone or with notice or the passage of time, result in the breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any Contract to which Seller is a party or by which it or any of the Assets may be bound;

          (c) result in the creation of any Lien upon any of the Assets;

          (d) violate any Decree against, or binding upon, Seller or upon the Assets; or

          (e) violate any law or regulation of any jurisdiction relating to Seller, the Assets or the Business.

2.22 Brokers. Seller has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or
indirectly,   as  a  broker  or  finder  in
connection with the transactions contemplated by this Agreement.

2.23 Employment Relations. (a) Seller is in compliance with all Federal, state and other applicable laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair labor practice which, in any of the foregoing cases, could have a materially adverse effect on the Assets or Business; (b) there is not pending, or, to the knowledge of Seller, threatened, any unfair labor practice charge or complaint against Seller by or before the National Labor Relations Board or any comparable state agency or authority; (c) there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Seller, threatened against or involving Seller; (d) no union represents any of Seller's employees and Seller is not aware of any union organization effort respecting the employees of Seller; (e) no grievance which might have an adverse effect on Seller or the conduct of the Business, nor any arbitration proceeding arising out of or under any collective bargaining agreement, is pending and no claim therefor has been asserted; (f) no litigation, arbitration, administrative proceeding or governmental investigation is now pending, and, to the knowledge of Seller, no Person has made any claim or has threatened litigation, arbitration, administrative proceeding or governmental investigation against Seller arising out of any law relating to discrimination against employees, sexual harassment or employment practices; (g) no collective bargaining agreement is currently in effect or being negotiated by Seller; and (h) Seller has not experienced any material labor difficulties during the last three (3) years.

2.24 Prior Names and Addresses. Since inception, except as set forth in Schedule
2.24 attached hereto, Seller has used no business name and has had no business address other than its current name and the business address set forth in
Section 13.6.

2.25 Untrue or Omitted Facts. No representation, warranty or statement by Seller in this Agreement contains any untrue statement of a material fact, or omits to state a fact necessary in order to make such representations, warranties or statements not materially misleading. Without limiting the generality of the foregoing, there is no fact known to Seller that has had, or which may be reasonably expected to have, a materially adverse effect on Seller, any of the Assets or the Business that has not been disclosed in this Agreement.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

     Purchaser   and  Parent,   jointly  and   severally,   make  the  following
representations and warranties to Seller as of the Execution Date and the Effective Date, each of which shall be deemed material, and Seller, in executing, delivering and consummating this Agreement, has relied upon the correctness and completeness of each of such representations and warranties:

3.1 Valid Existence. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Capitalization. The authorized capital stock of Parent consists of 40,000,000 shares of Common Stock, $.01 par value, of which 12,353,402 shares are issued and outstanding, and 1,000,000 shares of Preferred Stock, $.01 par value, none of which are issued and outstanding. All of such issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. The Series A Preferred Stock to be issued and delivered to Seller as contemplated by Article I hereof will be duly and validly authorized and, when so issued and delivered, will be duly and validly issued, fully paid and nonassessable. The shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the "Conversion Stock") will be duly and validly authorized and, when so issued and delivered in accordance with the terms of the Series A Preferred Stock, will be duly and validly issued, fully paid and nonassessable.

3.3 Consents. No consents of governmental and other regulatory agencies, foreign or domestic, or of third parties are required to be received by or on the part of either Purchaser or Parent to enable it to enter into and carry out this Agreement and the transactions contemplated hereby.

3.4 Authority; Binding Nature of Agreement. Each of Purchaser and Parent has the power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of each of Purchaser and Parent and no other proceedings on the part of Purchaser or Parent are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of each of Purchaser and Parent and is enforceable in accordance with its terms.

3.5 SEC Reports. Parent has previously delivered to Seller a true and complete copy, including exhibits, of its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, Quarterly Report on Form 10-QSB for the fiscal period ended March 31, 2003, and Current Reports on Form 8-K for events dated January 29, 2003, March 14, 2003 and April 29, 2003 (collectively, the "SEC Reports"). The SEC Reports do not contain any untrue statement of a material fact, or fail to state any material fact required to be stated therein or necessary to make the statements made therein not materially misleading.

3.6 No Breach. Neither the execution and delivery of this Agreement nor compliance by Purchaser or Parent with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

     (a)  violate  or  conflict  with  any  provision  of  the   Certificate  of
Incorporation or By-laws of Purchaser or Parent;

     (b) violate any Decree against, or binding upon, Purchaser or Parent; or

     (c) subject to the accuracy of Seller's  representations  and warranties in
Article IV hereof, violate any law or regulation of any jurisdiction relating to Purchaser or Parent.

3.7 Brokers. Neither Purchaser nor Parent has engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                              ACQUISITION OF STOCK

4.1  Investment Intent; Qualification.

     (a) Seller represents and warrants that the Series A Preferred Stock to be acquired pursuant to the terms hereof is being acquired, and any Conversion Stock issued pursuant to the terms of the Series A Preferred Stock will be acquired, for its own account, for investment purposes and not with a view to the distribution thereof. Seller agrees that it will not sell, assign, transfer, encumber, pledge, hypothecate, or otherwise dispose of (collectively, "Disposed of" or a "Disposition") any of the Series A Preferred Stock or Conversion Stock unless (i) a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect thereto is in effect and the prospectus included therein meets the requirements of Section 10 of the Securities Act, or
(ii) Parent has received a written opinion of its counsel that, after an investigation of the relevant facts, such counsel is of the opinion that such Disposition does not require registration under the Securities Act.

     (b) Seller understands that neither the Series A Preferred Stock nor the Conversion Stock is being registered under the Securities Act and such shares must be held indefinitely unless they are subsequently registered thereunder or an exemption from such registration is available.

     (c) Seller represents and warrants that it has reviewed the SEC Reports and has been afforded the opportunity to obtain such other information to verify the accuracy of the representations and warranties of Purchaser and Parent contained in this Agreement and to evaluate the merits and risks of an investment in the Series A Preferred Stock. Seller acknowledges that no oral representations have been made or oral information furnished to Seller or its advisers in connection with the investment in the Series A Preferred Stock that are in any way inconsistent with the representations and warranties of Purchaser and Parent contained herein.

     (d) Seller represents and warrants further that (i) it is either an "accredited investor," as such term is defined in Rule 501(a) promulgated by the Securities and Exchange Commission under the Securities Act, or that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of Series A Preferred Stock,
(ii) it is able to bear the economic risk of an investment in the Series A Preferred Stock, including, without limitation, the risk of the loss of part or all of its investment and the inability to sell or transfer the Series A Preferred Stock and Conversion Stock, for an indefinite period of time; (iii) it has adequate means of providing for current needs and contingencies and has no need for liquidity in its investment in the Series A Preferred Stock, and (iv) it does not have an overall commitment to investments which are not readily marketable that is excessive in proportion to its net worth and an investment in the Series A Preferred Stock will not cause such overall commitment to become excessive. Seller will execute and deliver to Parent such documents as Parent may reasonably request in order to confirm the accuracy of the foregoing.

     (e) The Board of Directors of Seller has not adopted any resolutions relative to the distribution of any of the Series A Preferred Stock or Conversion Stock to its securityholders and has no present intention to do so. Seller acknowledges the restrictions on transfer of the Series A Preferred Stock and Conversion Stock set forth in Section 10.2 hereof.

4.2 Restrictive Legend. Neither the Series A Preferred Stock nor the Conversion Stock may be Disposed of unless it is registered under the Securities Act or unless an exemption from such registration is available. Accordingly, the following restrictive legend will be placed on any instrument, certificate or other document evidencing the Series A Preferred Stock and Conversion Stock.

     "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended. These shares have been acquired for investment and not for distribution or resale. They may not be sold, assigned, encumbered, pledged, hypothecated or otherwise transferred or disposed of without an effective registration statement for such shares under the Securities Act of 1933, as amended, or an opinion of counsel for the Company that registration is not required under such Act. The shares represented by this certificate are held subject to the terms and conditions of a certain Asset Purchase Agreement, executed on May 28, 2003 but effective as of the close of business on April 30, 2003, among the Company, AIA-DCAP Corp. and AIA Acquisition Corp., a copy of which is available at the offices of the Company."

4.3 Certain Risk Factors. Seller acknowledges that there are significant risks relating to the acquisition of the Series A Preferred Stock, including, without limitation, those risks described in the SEC Reports.

                                    ARTICLE V

                              PRE-CLOSING COVENANTS

5.1 Covenants of Seller. Seller hereby covenants that from and after the date hereof and until the Closing or earlier termination of this Agreement:

     (a) Access; Due Diligence Investigation. Seller shall afford to the officers, attorneys, accountants and other authorized representatives of Purchaser (collectively, "Representatives") free and full access, during regular business hours and upon reasonable notice, to all of its books, records, personnel and properties so that Purchaser, at its own expense, may have full opportunity to make such review, examination and investigation as Purchaser may desire of Seller and its business and affairs. Seller will cause its employees, accountants, attorneys and other agents and representatives to cooperate fully with said review, examination and investigation and to make full disclosure to Purchaser of all material facts affecting Seller's financial condition and business operations.

     (b) Conduct of Business. Seller shall conduct its business only in the ordinary and usual course and make no change in any of its business practices and policies without the prior written consent of Purchaser. Without limiting the generality of the foregoing, prior to the Closing, Seller will not, without the prior written consent of Purchaser:

          (i)  amend its Articles of Incorporation or By-Laws;

          (ii) enter   into,   adopt  or  amend  any  bonus,   profit   sharing,
               compensation, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any employee, or increase in any manner the compensation or fringe benefits of any employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof or enter into any Contract to do any of the foregoing;

          (iii)sell, lease or dispose of any assets (other than Excluded Assets) outside the ordinary course of business consistent with past practice or any assets which in the aggregate are material to Seller;

          (iv) mortgage, pledge or subject to any Lien any of the Assets or permit any of the Assets to be subjected to any Lien;

          (v) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, limited liability company or other business organization or division thereof;

          (vi) enter into or amend any Contract other than in the ordinary course of business consistent with past practice; or

          (vii)enter into or amend any Contract with respect to any of the foregoing.

          (c) Liabilities. Seller shall not incur any obligation or liability, absolute or contingent, inchoate or otherwise, except for those incurred in the ordinary and usual course of its business consistent with past practice, without the prior written consent of Purchaser.

          (d) Preservation of Business. Seller will use its best efforts to preserve its business organization intact, keep available the services of its present employees and consultants and preserve its goodwill.

          (e)  No Breach.

               (i)  Seller  will  (A) use  commercially  reasonable  efforts  to assure that all of its representations and warranties contained herein are true as of the Closing as if repeated at and as of such time, that no material breach or default shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing and that all conditions to the obligation of Purchaser and Parent to enter into and complete the Closing are satisfied in a timely manner; (B) not voluntarily take any action or do anything which will cause a breach of or default respecting such covenants, representations or warranties or would impede the satisfaction of such conditions; and (C) promptly notify Purchaser and Parent of any event or fact which represents or is likely to cause such a breach or default or result in such an impediment.

               (ii) Without  limiting the  generality of the  foregoing,  Seller agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     (f) Consents. Promptly following the execution of this Agreement, Seller will use commercially reasonable efforts to obtain consents of any and all third parties and governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

     (g) No Negotiations. For so long as this Agreement shall remain in effect, Seller shall not, directly or indirectly, (i) solicit or initiate discussions, engage in negotiations, or continue any discussions or negotiations that heretofore have taken place, with any Person ("Potential Offeror") (whether such negotiations are initiated by them or otherwise), other than Purchaser, with respect to the possible acquisition or refinancing of any interest in or with regard to Seller or the Assets, whether by way of merger, acquisition of assets, acquisition of stock or other equity interest or otherwise (a "Potential Transaction"), (ii) provide any information with respect to Seller, the Business or the Assets to any Person, other than Purchaser, in connection with a Potential Transaction, or (iii) enter into any Contract with any Person, other than Purchaser, concerning or relating to a Potential Transaction. If, subsequent to the date hereof, Seller or any of its officers, directors, employees, or agents receives any unsolicited offer or proposal to enter into negotiations relating to a Potential Transaction, they shall immediately notify Purchaser of such fact and shall return any such written offer to such Potential Offeror.

5.2 Covenants of Purchaser and Parent. Each of Purchaser and Parent hereby covenants that from and after the date hereof and until the Closing or earlier termination of this Agreement:

     (a)  No Breach.

          (i) Each of Purchaser and Parent will (A) use commercially reasonable efforts to assure that all of its representations and warranties contained herein are true as of the Closing as if repeated at and as of such time, that no material breach or default shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing and that all conditions to the obligation of Seller to enter into and complete the Closing are satisfied in a timely manner; (B) not voluntarily take any action or do anything which will cause a breach of or default respecting such covenants, representations or warranties or would impede the satisfaction of such conditions; and (C) promptly notify Seller of any event or fact which represents or is likely to cause such a breach or default or result in such an impediment.

          (ii) Without limiting the generality of the foregoing, each of Purchaser and Parent agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                                   ARTICLE VI

                           CONDITIONS PRECEDENT TO THE
                   OBLIGATION OF PURCHASER AND PARENT TO CLOSE

     The obligation of Purchaser and Parent to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Purchaser and Parent (except when the fulfillment of such condition is a requirement of law):

6.1 Representations and Warranties. All representations and warranties of Seller contained in this Agreement and in any schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and complete as at the Closing Date, as if made at the Closing and as of the Closing Date.

6.2 Covenants. Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

6.3 Certificate. Purchaser and Parent shall have received a certificate, dated the Closing Date, signed by an officer of Seller as to the satisfaction of the conditions contained in Sections 6.1 and 6.2 hereof.

6.4 Assignment and Bill of Sale; Assignment of Intellectual Property. Seller shall have executed and tendered to Purchaser an assignment and bill of sale, in form mutually satisfactory to the parties (the "Bill of Sale"), and an assignment of Intellectual Property rights, in form mutually satisfactory to the parties (the "Intellectual Property Assignment"), pursuant to which Seller shall convey to Purchaser all of its right, title and interest in and to the Assets, free and clear of all Liens.

6.5 Assignment and Assumption Agreement; Lease Assignments. Seller shall have executed and tendered to Purchaser an Assignment and Assumption Agreement, in form mutually satisfactory to the parties (the "Assignment and Assumption Agreement"), with regard to all executory Contracts included in the Assets to which Seller is a party, and an Assignment of Lease, in form mutually satisfactory to the parties (collectively, the "Lease Assignments"), with regard to each real and personal property lease being assigned to Purchaser, in each case together with any required consent of the other party thereto.

6.6  [intentionally omitted]
      ---------------------

6.7 Lease. Seller shall have executed and tendered to Purchaser a lease with respect to the premises located at 5927 North Broad Street, Philadelphia, Pennsylvania in, or substantially in, the form attached hereto as Exhibit 6.7 (the "Lease").

6.8 Due Diligence Investigation. Purchaser shall have completed a due diligence investigation of Seller, the Business and the Assets, the results of which shall be satisfactory to Purchaser in its sole discretion.

6.9 Restrictive Covenant Agreements. Each of Seller, Barry Goldstein and Barry Lefkowitz shall have executed and tendered to Purchaser a restrictive covenant agreement in, or substantially in, the form attached hereto as Exhibit 6.9 (collectively, the "Restrictive Covenant Agreements").

6.10 Employment Agreement. Barry Lefkowitz shall have executed and tendered to Purchaser an employment agreement in, or substantially in, the form attached hereto as Exhibit 6.10 (the "Employment Agreement").

6.11 Termination Statements. Purchaser shall have received UCC-3 Termination Statements with regard to all outstanding Liens on the Assets, if any, duly executed by the secured parties.

6.12 No Actions. No Action shall have been instituted, and be continuing before a court or before or by a governmental or other regulatory body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain any amount of damages in respect of, the carrying out of the transactions contemplated hereby, or which might affect the right of Purchaser to own the Assets or to operate or control the Assets and Business after the Closing Date, or which might have an adverse effect thereon.

6.13 Consents; Licenses and Permits. Seller shall have obtained all consents, licenses and permits of third parties, including, without limitation, regulatory authorities, necessary for the performance by it of all of its obligations under this Agreement, including, without limitation, the transfer of the Assets as contemplated hereby, and such other consents, if any, to prevent the occurrence of a breach under any Contract of Seller with any Person, the termination of which would have a material adverse effect on the Business or Assets. Purchaser shall have obtained all necessary licenses and permits of regulatory authorities in the Commonwealth of Pennsylvania to operate the Business.

6.14 Corporate Actions. All actions necessary to authorize the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Seller shall have full power and right to consummate the transactions contemplated by this Agreement.

6.15 Additional Documents. Seller shall have delivered all such certified resolutions, certificates and documents with respect to the Business and the Assets as Purchaser or its counsel may have reasonably requested.

6.16 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by counsel to Purchaser, which approval shall not be unreasonably withheld or delayed.

                                   ARTICLE VII

                    CONDITIONS PRECEDENT TO THE OBLIGATION OF
                                 SELLER TO CLOSE

     The obligation of Seller to consummate the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any one or more of which may be waived by Seller (except when the fulfillment of such condition is a requirement of law):

7.1 Representations and Warranties. All representations and warranties of Purchaser and Parent contained in this Agreement shall be true and complete as at the Closing Date, as if made at the Closing and as of the Closing Date.

7.2 Covenants. Each of Purchaser and Parent shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

7.3 Certificate. Seller shall have received a certificate, dated the Closing Date, signed by an officer of Purchaser and Parent as to the satisfaction of the conditions contained in Sections 7.1 and 7.2 hereof

7.4 Assignment and Assumption Agreement; Lease Assignments. Purchaser shall have executed and tendered to Seller the Assignment and Assumption Agreement with regard to the Assumed Obligations.

7.5 Guaranty and Pledge Agreement. Blast Acquisition Corp. ("Blast"), the sole shareholder of Purchaser, shall have executed and tendered to Seller a guaranty and pledge agreement in, or substantially in, the form attached hereto as
Exhibit 7.5 (the "Guaranty and Pledge Agreement"), pursuant to which it guarantees, on a non-recourse basis, Parent's redemption obligation under Section (iii) of the Certificate of Designations, and, as security therefor, pledges to Seller all of the outstanding stock of Purchaser.

7.6 Registration Rights Agreement. Parent shall have executed and tendered to Seller a registration rights agreement in, or substantially in, the form attached hereto as Exhibit 7.6 (the

"Registration Rights Agreement").

7.7 No Actions. No Action shall have been instituted, and be continuing, before a court or by a governmental or other regulatory body or agency, or have been threatened, and be unresolved, to restrain or prevent, or obtain any amount of damages in respect of, the carrying out of the transactions contemplated hereby.

7.8 Corporate Actions. All actions necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and Parent and the consummation of the transactions contemplated hereby shall have been duly and validly taken, and Purchaser and Parent shall have full power and right to consummate the transactions contemplated by this Agreement.

7.9 Additional Documents. Purchaser and Parent shall have delivered all such certified resolutions, certificates and documents with respect to Purchaser and Parent as Seller or counsel to Seller may have reasonably requested.

7.10 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by counsel to Seller, which approval shall not be unreasonably withheld or delayed.

                                  ARTICLE VIII

                                     CLOSING

8.1 Location. The closing (the "Closing") provided for herein shall take place at the offices of Certilman Balin Adler & Hyman, LLP, 90 Merrick Avenue, East Meadow, New York 11554 concurrently with the execution hereof. The Closing shall be deemed to have occurred as of the Effective Date. The deemed date of the Closing is referred to in this Agreement as the "Closing Date."

                                   ARTICLE IX

                               CLOSING DELIVERIES

9.1 Items to be Delivered by Seller. At the Closing, Seller will deliver or cause to be delivered to Purchaser:

     (a)  the certificate required by Section 6.3 hereof;

     (b)  the Bill of Sale and the Intellectual  Property Assignment required by
          Section 6.4 hereof;

     (c) the Assignment and Assumption Agreement and Lease Assignments required by

          Section 6.5 hereof;

     (d)  the Lease required by Section 6.7 hereof;

     (e)  the Restrictive Covenant Agreements required by Section 6.9 hereof;

     (f)  the Employment Agreement required by Section 6.10 hereof;

     (g)  the UCC-3 Termination Statements required by Section 6.11 hereof;

     (h) certified copies of all actions necessary to authorize the execution of this Agreement by Seller and the consummation of the transactions contemplated hereby required by Section 6.14 hereof; and

     (i)  the Registration Rights Agreement required by Section 7.6 hereof.

9.2 Items to be Delivered by Purchaser. At the Closing, Purchaser will deliver or cause to be delivered to Seller:

     (a) the Assignment and Assumption Agreement and Lease Assignments required by Section 7.4 hereof;

     (b)  the Guaranty and Pledge Agreement required by Section 7.5 hereof;

     (c)  the Registration Rights Agreement required by Section 7.6 hereof; and

     (d)  certified  copies of all actions  necessary to authorize the execution
          of  this   Agreement  by  Purchaser  and  the   consummation   of  the
          transactions contemplated hereby required by Section 7.8 hereof.

                                    ARTICLE X

                              POST-CLOSING MATTERS

10.1 Series A Preferred Stock. Parent will issue and deliver to Seller a certificate representing the Series A Preferred Stock pursuant to the provisions of Section 1.3.5(a) hereof. Simultaneously therewith, Seller will deliver the certificate to Purchaser pursuant to the provisions of Section 11.5 hereof.

10.2 Restrictions on Transfers. Until the expiration of the Survival Period (as hereinafter defined), Seller will not make a Disposition of any of the Series A Preferred Stock or Conversion Stock, including, without limitation, pursuant to a distribution to its stockholders, and, in the event that Purchaser makes a claim against Seller pursuant to the provisions of Article XI hereof, Seller will not make a Disposition of any such shares until such claim is resolved. Any Disposition in violation of the foregoing shall be null and void.

10.3 Special Receivables. Purchaser will transfer and assign to Seller the Allocable Portion of any Special Receivables pursuant to the provisions of
Section 1.3.4 hereof and shall remit to Seller any amounts received by Purchaser to which Seller is entitled pursuant to such provisions.

10.4 Excluded Commissions; Excluded Store. Subsequent to the Closing, (a) Purchaser will remit to Seller any monies received by it on account of Excluded Commissions and (b) all customers of the Excluded Store shall be transitioned to one or more of the other stores heretofore operated by Seller.

10.5 Employee Benefits; WARN. (a) Seller shall be responsible for the payment of all wages, other remuneration and termination or severance amounts due to its employees and for the provision of health plan continuation coverage in accordance with the requirements of COBRA.

     (b) No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller, including, without limitation, the Employee Benefit Plans (and no amount attributable to any such plan, fund, program or arrangement), shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date.

     (c) Seller shall be responsible for all obligations and liabilities under the Workers Adjustment and Retraining Notification Act of 1988, as amended, and each similar state law (collectively, "WARN"), with respect to employees by reason of their severance or other termination of employment by Seller on, prior to or following the Closing Date or the failure by Purchaser to hire any such employees on or after the Closing Date.

10.6 Liabilities. On and after the Closing Date, Seller shall pay and otherwise satisfy all of its liabilities as and when due.

10.7 Change of Fictitious Name Registration. Promptly following the Closing Date, Seller shall file with the Secretary of State of Pennsylvania an amendment to its Fictitious Name Registration pursuant to which it assigns to Purchaser the right to use the names "Atlantic Insurance Agency", "Lowest 1 Agency" and "Pennstone Agency". Subsequent to the Closing Date, neither Seller nor any affiliate thereof will use, or permit the use of, directly or indirectly, any of the names "Atlantic Insurance Agency", "Lowest 12 Agency" and "Pennstone Agency" or any name deceptively similar thereto.

10.8 Tag and Title Services. On and after the Closing Date and until Purchaser receives all licenses and permits necessary to provide tag and title services in the Commonwealth of

Pennsylvania (the "Tag and Title Period"), Seller shall act as Purchaser's agent, and shall remit to Purchaser all monies received, in connection therewith. During the Tag and Title Period, Seller shall have a license to use such of the Assets as are necessary to perform its duties hereunder.

10.9 Purchaser Assets and Borrowings. For so long as any shares of Series A Preferred Stock are issued and outstanding, without Seller's written consent, Purchaser shall not (a) make a distribution of any of its assets to its shareholder(s) other than to the extent of operating profits or (b) borrow any monies from any third parties other than Blast, Parent or any affiliate thereof.

10.10Further Assurances. On and after the Closing Date, (a) upon the request of Purchaser, Seller shall take all such further actions and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to convey and transfer to, and vest in, Purchaser, and to protect Purchaser's right, title and interest in and to, and enjoyment of, the Assets intended to be assigned, transferred, conveyed and delivered pursuant to this Agreement, and (b) the parties shall take all such further actions and execute and deliver all such further instruments and documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.

10.11Power of Attorney. Without limitation of any provision of this Agreement, effective upon the Closing Date, Seller constitutes and appoints Purchaser and its successors and assigns, and each of them, the true and lawful attorney of Seller, with full power of substitution, in their own names or in the name of Seller, but for their own benefit and at their own expense, (i) to institute and prosecute all proceedings which any of them may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Assets transferred or intended to be transferred to Purchaser hereunder, and to do all such acts and things in relation thereto as any of them shall deem advisable, and (ii) to take all actions which they may deem proper in order to provide for them the benefits under any claims, Contracts, licenses, commitments, sales orders, purchase orders or other documents or instruments transferred or intended to be transferred to Purchaser hereunder. Seller acknowledges that the foregoing powers are coupled with an interest and shall not be revocable in any manner or for any reason.

                                   ARTICLE XI

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

11.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing for a period of three (3) years (the "Survival Period"), with the exception of those set forth in Sections 2.1, 2.3, 2.4, 2.5, 2.21, 3.1, 3.3, 3.4 and 3.6 which shall survive the Closing for an indefinite period. Any claim relating to any such representation or warranty shall continue after the expiration of the Survival Period until such claim is resolved and satisfied if the party entitled to such indemnification has provided to the party required to provide such indemnification prior to such expiration date a Claim Notice (as hereinafter defined).

11.2 Indemnification.

     11.2.1 General Indemnification Obligation of Seller. From and after the date hereof, Seller will reimburse, indemnify and hold harmless Purchaser and its successors and assigns (an "Indemnified Purchaser Party") against and in respect of:

          (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

               (i) any and all liabilities and obligations of Seller of any kind, nature and description whatsoever, fixed or contingent, inchoate or otherwise, other than the Assumed Obligations;

               (ii) any and all claims against any Indemnified Purchaser Party that relate to the Business or the Assets in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Seller or any director, officer, employee, shareholder, agent or representative of Seller;

               (iii) any and all claims against any Indemnified Purchaser Party that relate to the Business or the Assets in which the principal event giving rise thereto occurred between the Closing Date and the Execution Date or which result from or arise out of any action or inaction between the Closing Date and the Execution Date of Seller or any director, officer, employee, shareholder, agent or representative of Seller, other than the Assumed Obligations and claims which are not material and arise in the oridinary course of the Business between the Closing Date and the Execution Date;

               (iv) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

          (b) any and all Actions, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees) incident to any of the foregoing or to the enforcement of this
Section 11.2.1.

     11.2.2 General Indemnification Obligation of Purchaser. From and after the date hereof, Purchaser will reimburse, indemnify and hold harmless Seller and its successors and assigns (an "Indemnified Seller Party") against and in respect of:

          (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

               (i) any and all liabilities and obligations of Seller which have been specifically assumed by Purchaser pursuant to Section 1.4.2 of this Agreement;

               (ii) any misrepresentation or breach of warranty on the part of Purchaser or Parent under this Agreement; and

          (b) any and all Actions, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees) incident to any of the foregoing or to the enforcement of this
Section 11.2.2.

     11.2.3 Method of Asserting Claims.

          (a) In the event that any claim or demand for which Seller would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall notify Seller of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Seller shall thereupon, at its sole cost and expense, defend the Indemnified Purchaser Party against such claim or demand with counsel reasonably satisfactory to Indemnified Purchaser Party.

          (b) Seller shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof (i.e., there being no requirement that the Indemnified Purchaser Party pay any amount of money or give any other consideration), the giving by the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance satisfactory to the Indemnified Purchaser Party, from all liability in respect of such claim or litigation. If any Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If, in the reasonable opinion of the Indemnified Purchaser Party, (i) the use of counsel chosen by Seller would present such counsel with a conflict of interest, or (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Purchaser Party and Seller, and the Indemnified Purchaser Party shall have reasonably concluded that there may be legal defenses available to it which are different from or in addition to those available to Seller, or (iii) any claim or demand, or the litigation or resolution of any such claim or demand, involves an issue or matter which could reasonably have a materially adverse effect on the business, operations, assets, properties or prospects of the Indemnified Purchaser Party or its affiliates, then, in each case, the Indemnified Purchaser Party shall have the right to control the defense or settlement of any such claim or demand and its costs and expenses shall be included as part of the indemnification obligation of Seller hereunder; provided, however, that the Indemnified Purchaser Party shall not settle any such claim or demand without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. If the Indemnified Purchaser Party should elect to exercise such right, Seller shall have the right to participate in, but not control, the defense or settlement of such claim or demand at its sole cost and expense.

          (c) In the event an Indemnified Purchaser Party should have a claim against Seller hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall send a Claim Notice with respect to such claim to Seller. If Seller does not notify the Indemnified Purchaser Party, within ten (10) days from receipt of the Claim Notice, that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Seller hereunder.

          (d) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth hereinabove by substituting in the appropriate place "Indemnified Seller Party" for "Indemnified Purchaser Party" and variations thereof and "Purchaser" for "Seller" and variations thereof as applicable.

11.3 Limitations.

          (a) Notwithstanding anything herein to the contrary, as to matters which are subject to indemnification pursuant to this Article XI, neither Seller nor Purchaser shall be liable unless and until the aggregate claims, liabilities, losses, costs and expenses to the indemnified party resulting from such otherwise indemnifiable matters shall exceed a cumulative aggregate of twenty-five thousand dollars ($25,000) (the "Indemnification Threshold") and then shall only be liable for the excess above the Indemnification Threshold. For purposes of this section only, in determining whether there was any failure to disclose, breach or failure of observance or performance or any untruth or incorrect statement with regard to any representation, warranty, covenant or agreement, the terms "material" and "materially," as used in such representation, warranty, covenant and agreement, shall be deemed to mean a cost or liability to the indemnified party in amount equal to or greater than $2,500.

          (b) The total indemnification to which Purchaser shall be entitled under this Article XI (exclusive of legal fees and expenses) shall be limited to an amount not to exceed the Purchase Price.

11.4 Payment; Right of Setoff. Upon the determination of the liability under this Article XI, the appropriate party shall pay to the other, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. Further, pending final determination of any claims, demands or disputes in accordance with the provisions of this Article XI, Purchaser and Parent shall have the right to withhold from and offset against any amounts due to Seller, pursuant to this Agreement or otherwise, the amount of such claims, demands and/or disputes; provided however, that, in the event Purchaser desires to exercise its right of offset, it shall place in escrow with Purchaser's counsel, pursuant to an escrow agreement mutually acceptable to Purchaser, Seller, and such counsel, any and all amounts so offset pending a final determination by a court of competent jurisdiction with regard thereto.

11.5 Security. As security for Seller's  indemnification  obligations under this
Article XI, concurrently with the delivery to Seller of the certificate representing the Series A Preferred Stock pursuant to Section 1.3.5 hereof, Seller shall deliver such certificate to Purchaser pursuant to a pledge agreement in, or substantially in, the form attached hereto as Exhibit 11.5 (the "Pledge Agreement"), together with a stock power duly executed in blank.

11.6 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article XI are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

                                   ARTICLE XII

                             TERMINATION AND WAIVER

12.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing:

          (a) By mutual consent of Purchaser and Seller;

          (b) By Purchaser, if any of the conditions set forth in Article VI hereof shall not have been fulfilled on or prior to the Closing Date, or shall become incapable of fulfillment, in each case except as such shall have been the result, directly or indirectly, of any action or inaction by Purchaser and shall not have been waived; or

          (c) By Seller, if any of the conditions set forth in Article VII hereof shall not have been fulfilled on or prior to the Closing Date, or shall have become incapable of fulfillment, in each case except as such shall have been the result, directly or indirectly, of any action or inaction by Seller and shall not have been waived.

          If this Agreement is terminated as described above, this Agreement shall be of no further force and effect, without any liability or obligation on the part of any of the parties except for any liability which may arise as a result of a party's breach of any representation, warranty, covenant or agreement in this Agreement or its failure to consummate the transactions contemplated hereby notwithstanding the satisfaction of its conditions to close.

12.2 Waiver. Any condition to the performance of the parties which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

13.1 Expenses. Each of the parties shall bear its own expenses in connection herewith.

13.2 Publicity. The parties agree that no publicity, release or other public announcement (collectively, "Announcement") concerning the transactions contemplated by this Agreement shall be issued by any party without the advance approval of both the form and substance of the same by the parties, which approval, in the case of any Announcement required by applicable law, shall not be unreasonably withheld or delayed. The parties agree further that neither the terms of this Agreement nor any other transaction contemplated hereby shall be divulged to any third party without the written consent of Seller and Purchaser, and such terms shall be divulged only to such of their employees and representatives who shall have a "need to know," in each case except to the extent that such terms have been publicly released in accordance with the provisions hereof.

13.3 Sales, Transfer and Documentary Taxes. Seller shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale and transfer of the Assets in accordance herewith, whether imposed by law on Seller or Purchaser, and Seller shall indemnify, reimburse and hold harmless Purchaser in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

13.4 Equitable Relief. The parties acknowledge and agree that, in the event any party shall violate or threaten to violate any of the restrictions of Article V or Section 13.2 hereof, the aggrieved party will be without an adequate remedy at law and will, therefore, be entitled to enforce such restrictions by preliminary, temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving damages, without the necessity of posting any bond or other security, and without prejudice to any other rights and remedies which it may have at law or in equity.

13.5 Entire Agreement. This Agreement, including the schedules and exhibits attached hereto, which are a part hereof, constitutes the entire agreement of the parties with respect to the subject matter hereof. The representations, warranties, covenants and agreements set forth in this Agreement and in the financial statements, schedules or exhibits delivered pursuant hereto constitute all the representations, warranties, covenants and agreements of the parties and upon which the parties have relied, shall not be deemed waived or otherwise affected by any investigation made by any party hereto and, except as may be specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith.

13.6 Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes when hand delivered or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, or telecopier as follows:

         If to Purchaser or Parent, at:

         90 Merrick Avenue
         East Meadow, New York 11554
         Attn:  Morton L. Certilman
         Telecopier Number: (516) 794-4529

         With a copy to:

         Certilman Balin Adler & Hyman, LLP
         90 Merrick Avenue
         East Meadow, New York  11554
         Attn: Fred Skolnik, Esq.
         Telecopier Number: (516) 296-7111

         If to Seller, at:

         c/o Barry Lefkowitz
         6787 Market Street
         Upper Darby, PA  19082
         Telecopier Number: (610) 734-3022

         With a copy to:

         Piper Rudnick LLP
         3400 Two Logan Square
         18th and Arch Streets
         Philadelphia, PA 19103
         Attn:  Peter J. Tucci, Esq.
         Telecopier Number: (215) 606-3341

or at such other address as any party may specify by notice given to the other parties in accordance with this Section 13.6.

13.7 Choice of Law; Exclusive Jurisdiction. This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of New York, excluding choice of law principles thereof. Each of the parties hereby irrevocably and unconditionally: (i) consents and submits for itself and its property in any action or proceeding relating to this Agreement to the exclusive jurisdiction of the federal courts located within the Eastern District of the State of New

York and the state courts located within the County of Nassau in the State of New York; (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to Seller, Purchaser or Parent, as appropriate, at its address set forth herein or at such other address of which the sender shall have been previously notified in writing; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.

13.8 Severability. In the event any clause, section or part of this Agreement shall be held or declared to be void, illegal or invalid for any reason, all other clauses, sections or parts of this Agreement which can be effected without such void, illegal or invalid clause, section or part shall nevertheless continue in full force and effect.

13.9 Successors and Assigns; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that Seller may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of Purchaser.

13.10 Headings. The headings or captions under sections of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

13.11 No Third Party Beneficiaries. No Person not a party to this Agreement shall be entitled to rely upon or enforce any of the provisions of this Agreement.

13.12 Representation by Counsel; Interpretation. The parties acknowledge that they have been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule or law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the parties. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

13.13   Counterparts.   This   Agreement  may  be  executed  in  any  number  of
counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.

13.14  Facsimile  Signatures.   Signatures  hereon  which  are  transmitted  via
facsimile shall be deemed original signatures.

                  [Remainder of page intentionally left blank]

     WITNESS the execution of this Agreement as of the date first above written.

                                                AIA-DCAP CORP.


                                                By: /s/ Carolann Egelandsdal
                                                   ----------------------------
                                                   Treasurer and Secretary


                                                DCAP GROUP, INC.


                                                By: /s/ Morton L. Certilman
                                                   ----------------------------
                                                   Secretary


                                                AIA ACQUISITION CORP.


                                                By: /s/ Barry Lefkowitz
                                                   ----------------------------
                                                   Vice President

                         List of Schedules and Exhibits
                      to Asset Purchase Agreement with AIA

Schedules
---------

1.3.7             Allocation of Purchase Price
1.4.2             Assumed Liabilities
2.2               Capitalization (Stockholder List)
2.4               Consents
2.6               Financial Statements
2.8               Actions since Balance Sheet
2.11              Intellectual Property
2.12(a)           Litigation, Claims, Compliance with Law
2.12(b)           Litigation, Claims, Compliance with Law - Third Party
2.13              Real Property
2.14              Listed Agreements - Contracts
2.16              Permits and License
2.19              Compensation Information
2.20(a)           Employee Benefit Plans
2.20(b)           Other Pension Plans
2.20(c)           Welfare Plans
2.24              Prior Names and Addresses

Exhibits
--------

1.3.1             Certificate of Designation
6.7               Lease
6.9               Restrictive Covenant Agreement
6.10              Employment Agreement
7.5               Guaranty and Pledge Agreement
7.6               Registration Rights Agreement
11.5              Pledge Agreement